Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-129053 ) and related Prospectus of Cantel Medical Corp. for the registration of 384,821 shares of its common stock and to the incorporation by reference therein of our report dated July 25, 2005, with respect to the audited financial statements of Crosstex International, Inc. for the fiscal years ended April 30, 2005, 2004 and 2003, included in the Current Report of Cantel Medical Corp. on Form 8-K/A filed with the SEC on October 14, 2005.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
November 14, 2005